Exhibit 4.4

THIS OPTION AND THE SHARES PURCHASABLE HEREUNDER HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

Dated: [date of issue]

OPTION FOR A WARRANT

PERMITTING SUBSEQUENT PURCHASE OF SHARES OF

PEN INC.

This certifies that PEN Comeback, LLC (the “Holder”), for value received, is entitled to purchase, at a price of $0.03 per warrant, from PEN Inc., a Delaware corporation (the “Company”), up to ________ warrants that entitled the holder to purchase at a price of $2.00 per share an equal number of fully paid and nonassessable shares of Class A Common Stock, $0.0001 par value per share in the form attached as Appendix C (the “Warrants”).

This Option will be exercisable from time to time, in whole or in part, from and after the date hereof up to and including 5:00 p.m. (Eastern Time) on June 30, 2019 (the “Expiration Time”) but only as and when the holder exercises the Option to purchase shares of Class A common stock for a per share purchase price of $1.00 per share (the “Option Shares”) and then only for a number of Warrants equal to or less than the number of Option Shares purchased. To exercise this Warrant Option the holder shall deliver to the Company of (i) the Form of Exercise Notice attached as Appendix A duly completed and executed, (ii) payment of the aggregate Warrant Purchase Price for the number of Warrants for which this Option is being exercised.

1. Exercise; Delivery; Acknowledgement.

(a) Exercise. Subject to the other provisions of this instrument, this Option is exercisable at the option of the Holder, at any time or from time to time up to the Expiration Time for all or any part of the Warrants but may not be exercised to acquire more Warrants than the number of Option Shares acquired by the holder. The Holder will be treated as the record owner of Warrants as of the close of business on the date on which (i) the completed, executed form of Exercise Notice is delivered, and (ii) payment is made for the Warrants.

(b) Delivery. Upon exercise of this Option, the Company will promptly after exercise, issue and deliver a Warrant to the Holder.

(c) Acknowledgement. In the case of a purchase of less than all the Warrants, the Company will execute and deliver to the Holder, within ten days after the rights represented by this Option have been exercised, an Acknowledgement in the form of Appendix B indicating the number of Warrants which remain subject to this Option, if any.

2. Payment for Warrants. The aggregate purchase price for Warrants being purchased hereunder may be paid by (i) cash or wire transfer of immediately available funds to a bank account specified by the Company, or (ii) certified or bank cashier’s check.

3. Adjustment of Underlying Warrants. For so long as this Option is outstanding and exercisable, the Warrant Exercise Price for the Warrants purchasable under this Option and the number of shares purchasable by the Warrants purchasable under this ption shall be subject to adjustment as if the Warrant were already outstanding.

4. No Voting or Dividend Rights. Nothing contained in this Option shall be construed as conferring upon the Holder the right to vote or to consent to receive notice as a stockholder of the Company or any other matters or any rights whatsoever as a stockholder of the Company prior to the exercise of this Option. No dividends or interest shall be payable or accrued in respect of this Option or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Option or the underlying Warrant is exercised.

5. Transfer. Subject to compliance with applicable federal and state securities laws, this Option and all rights hereunder may be transferred, in whole or in part, without charge to the Holder with the consent of the Company which consent will not be unreasonably withheld.

6. Transfer Taxes. The issuance of any shares or other securities upon the exercise of this Option, and the delivery of certificates or other instruments representing the shares or other securities, shall be made without charge to the Holder for any transfer taxes. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the Holder and the Company shall not be required to issue or deliver any certificate unless and until the person or persons requesting the issuance thereof shall have paid to the Company the amount of the tax or shall have established to the satisfaction of the Company that the tax has been paid.

7. Lost or Mutilated Options. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Option and, in the case of any loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any mutilation upon surrender and cancellation of the Option, the Company, at its expense, will make and deliver a new Option, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Option.

8. Modification and Waiver. Any term of this Option may be amended by a writing signed by the Company and the Holder. The observance of any term of this Option may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party against whom the waiver is to be enforced.

9. Successors and Assigns. This Option may not be assigned or transferred without the consent of the Company. Subject to applicable securities laws, this Option and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and permitted assigns of the Holder.

10. Severability. Wherever possible, each provision of this Option shall be interpreted to be effective and valid under applicable law, but if any provision of this Option shall be prohibited by or invalid under applicable law, the provision shall be ineffective to the extent of the prohibition or invalidity, without invalidating the remainder of the provisions or the remaining provisions of this Option.

11. Notices. Upon any adjustment of the underlying Warrants, the Company shall give notice to the Holder. The notice shall state the Warrant Purchase Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable upon the exercise of this Option, setting forth in reasonable detail the method of calculation and the facts upon which the calculation is based. If at any time: (1) the Company declares any cash dividend upon its shares of Class A Stock; (2) there is any capital reorganization or reclassification of the capital stock of the Company; (3) the Company is acquired in an all cash transaction; or (4) there is a voluntary or involuntary dissolution, liquidation or winding-up of the Company, then the Company notice to the Holder (a) at least ten days prior to the date on which the books of the Company will close, or the record date for the dividend, cash payment or for determining rights to vote in respect of any the reorganization or reclassification, and (b) if a reorganization or reclassification, at least ten days prior to the date when the same shall take place. All notices, requests and other communications hereunder shall be in writing and shall be given and shall be delivered personally or via a messenger service (notice given upon receipt), or mailed with confirming e-mail (notice deemed given upon earlier of e-mail receipt or receipt of hard copy) to the party’s corporate address or other address on record with the other parties.

12. Governing Law. This Option is to be construed in accordance with and governed by the laws of the State of Delaware without regard to its principles of conflicts of laws.

IN WITNESS WHEREOF, the Company has caused this Option to be duly executed as of the date first above written.

PEN Inc.

By:
Scott E. Rickert, Chairman & CEO